                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13 G

                   Under the Securities Exchange Act of 1934
                          (Amendment No. __________)



                         CODDLE CREEK FINANCIAL CORP.
                  ------------------------------------------
                               (Name of Issuer)


                          Common Stock, no par value
                   ----------------------------------------
                        (Title of Class of Securities)


                                  191891 10 0
                      -----------------------------------
                                (CUSIP Number)


                              January   12, 1998
          ----------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X]  Rule 13d-1(b)
[_]  Rule 13d-1(c)
[_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following pages)

                               Page 1 of 6 Pages

-----------------------                                  ---------------------
  CUSIP NO. 191891 10 0             13G                    PAGE 2 OF 6 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST OF MOORESVILLE SAVINGS BANK, INC., SSB 56-2062324
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      NORTH CAROLINA
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            53,958

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             53,958

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      53,958
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
        [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
        8%

------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 6 Pages

--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      EP
--------------------------------------------------------------------------------

Item 1(a).     Name of Issuer:
----------     --------------

               Coddle Creek Financial Corp.

Item 1(b).     Address of Issuer's Principal Executive Offices:
---------      -----------------------------------------------

               347 North Main Street
               Post Office Box 1117 (28115-1117)
               Mooresville, North Carolina  28115-2453


Item 2(a).     Name of Person Filing:
---------      ---------------------

               Employee Stock Ownership Plan and Trust of
               Mooresville Savings Bank, Inc., SSB


Item 2(b).     Address of Principal Business Office:
---------      ------------------------------------

               347 North Main Street
               Post Office Box 1117 (28115-1117)
               Mooresville, North Carolina  28115-2453


Item 2(c).     Citizenship:
---------      -----------

               Not Applicable


Item 2(d).     Title of Class of Securities:
---------      ----------------------------

               Common Stock, no par value


Item 2(e).     CUSIP Number:
---------      ------------

               191891 10 0


Item 3.   If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-
------    --------------------------------------------------------------------
            2(b) or (c), check whether the person filing is a:
            --------------------------------------------------

                               Page 3 of 6 Pages

     (a) [_] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
     (b)  [_]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
     (c) [_] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
     (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
     (e)  [_]  An investment advisor in accordance with (S)240.13d-
               1(b)(1)(ii)(E);
     (f)  [X]  An employee benefit plan or endowment fund in accordance with
               (S)240.13d-1(b)(1)(ii)(F);
     (g)  [_]  A parent holding company or control person in accordance with
               (S)240.13d-1(b)(1)(ii)(G);
     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.
     (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
     (j)  [_]  Group, in accordance with (S)240.13d-1(b)(1)(ii)(J).

Item 4.   Ownership:
------    ---------

          (a)  Amount Beneficially Owned:  53,958 shares

          (b)  Percent of Class:  8%

          (c)  Number of shares as to which such person has:

               (i)    sole power to vote or to direct the vote:  53,958

               (ii)   shared power to vote or to direct the vote:  0

               (iii)  sole power to dispose or to direct the disposition of:
                      53,958

               (iv)   shared power to dispose or to direct the disposition of:
                      0


Item 5.   Ownership of Five Percent or Less of a Class:
------    --------------------------------------------

            Not applicable


Item 6.   Ownership of More Than Five Percent on Behalf of Another Person:
------    ---------------------------------------------------------------

            Not applicable

                               Page 4 of 6 Pages

Item 7.   Identification and Classification of the Subsidiary Which Acquired the
------    ----------------------------------------------------------------------
            Security Being Reported on By the Parent Holding Company:
            --------------------------------------------------------

            Not applicable

Item 8.   Identification and Classification of Members of the Group:
------    ---------------------------------------------------------

            Not applicable


Item 9.   Notice of Dissolution of Group:
------    ------------------------------

            Not applicable

Item 10.  Certification:
-------   -------------

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:    August 17, 1998            /s/ Willis L. Barnette
                                    --------------------------------------------
                                    Willis L. Barnette, not individually but
                                    solely as trustee under that certain
                                    Mooresville Savings Bank, Inc., SSB Employee
                                    Stock Ownership Trust effective as of
                                    December 5, 1997 by and between the above
                                    signed and Mooresville Savings Bank, Inc.,
                                    SSB


                                    /s/ Jack G. Lawler
                                    --------------------------------------------
                                    Jack G. Lawler, not individually but solely
                                    as trustee under that certain Mooresville
                                    Savings Bank, Inc., SSB Employee Stock

                               Page 5 of 6 Pages

                                    Ownership Trust effective as of December 5,
                                    1997 by and between the above signed and Mooresville Savings Bank, Inc., SSB



                                    /s/ Claude U. Voils, Jr.
                                    --------------------------------------------
                                    Claude U. Voils, Jr., not individually but
                                    solely as trustee under that certain
                                    Mooresville Savings Bank, Inc., SSB Employee
                                    Stock Ownership Trust effective as of
                                    December 5, 1997 by and between the above
                                    signed and Mooresville Savings Bank, Inc.,
                                    SSB



                                    /s/ Donald R. Belk
                                    --------------------------------------------
                                    Donald R. Belk, not individually but solely
                                    as trustee under that certain Mooresville
                                    Savings Bank, Inc., SSB Employee Stock
                                    Ownership Trust effective as of December 5,
                                    1997 by and between the above signed and
                                    Mooresville Savings Bank, Inc., SSB

                               Page 6 of 6 Pages